As filed with the Securities and Exchange Commission on December 1, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Openwave Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

94-3219054

(I.R.S. Employer Identification Number)

2100 Seaport Blvd.

Redwood City, California 94063

(650) 480-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas P. Solomon

Vice President, Legal and Corporate Affairs, and Assistant Secretary

2100 Seaport Blvd.

Redwood City, California 94063

(650) 480-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gregory C. Smith, Esq.

Hina Ahmad, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1100

Palo Alto, California 94301

(650) 470-4500

From time to time after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)(2)	Amount to be registered(2)	Proposed maximum aggregate offering price per unit(2)	Proposed maximum aggregate offering price(2)(5)(6)	Amount of registration fee(2)
Common Stock, par value $0.001 per share(3)	—	—	$299,000,000	$31,993
Preferred Stock, par value $0.001 per share				$0(2)
Senior Debt Securities				$0(2)
Subordinated or Convertible Debt Securities				$0(2)
Warrants(4)				$0(2)
Total				(2)

1)	The shares of common stock which may be offered pursuant to this registration statement include, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”) such additional number of shares of the registrant’s securities that may become issuable as a result of any stock split, stock dividend or similar event.
2)	An indeterminate number of or aggregate principal amount of the securities of each identified class is being registered as may at various times be issued at indeterminate prices. The registrant is deferring payment of the amount of the registration fee in reliance on Rule 456(b) and Rule 457(r) under the Securities Act except for $31,993 with respect to $299,000,000 proposed maximum aggregate offering price of common stock which may be offered pursuant to the preliminary prospectus supplement filed on the date hereof and any amendment or supplement thereto.
3)	Includes any related preferred stock purchase rights pursuant to the registrant’s Stockholders’ Rights Agreement dated August 8, 2000.
4)	Warrants may be sold separately or with securities.
5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
6)	Includes consideration to be received by us for registered securities that are issuable upon exercise, conversion or exchange of other registered securities.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

This prospectus relates to common stock, preferred stock, debt securities and warrants for equity securities which we may sell from time to time in one or more offerings. The preferred stock, debt securities and warrants may be convertible into or exercisable or exchangeable for shares of our common stock, preferred stock or other securities. We will provide specific terms of these sales in supplements to this prospectus. You should read this prospectus and each supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock trades on the Nasdaq National Market under the symbol “OPWV.” On November 30, 2005, the last sale price of the shares as reported on the Nasdaq National Market was $16.61 per share.

Investing in our securities involves risks that are described in the “ Risk Factors” section beginning on page P-2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus Dated December 1, 2005

Prospectus

SUMMARY

You should read the following summary together with any subsequently filed prospectus, or amendment or supplement thereto, including more detailed information in our consolidated financial statements and related note included in or incorporated by reference to such prospectus, amendment or supplements. The words “we,” “our,” “us,” and “Openwave” refer to Openwave Systems Inc. in this prospectus and any subsequently filed prospectus, amendment or supplement thereto, unless the context requires otherwise.

We are a leading independent provider of open standards software solutions for the communications industry. We provide our customers with software and services designed to enable them to launch new revenue generating content and communications services such as messaging, location, browsing and content delivery rapidly. Our software solutions are targeted at communications service providers and handset manufacturers and consist of:

•	client software products that are embedded in mobile phones and allow handset manufacturers and operators to create and render rich service interfaces for mobile browsing, messaging, and content services; and

•	server software products that are integrated at the edge and core of operator networks, to enable delivery of voice and video communication, messaging, location, and content services to mobile handsets and personal computers.

In addition, our experienced and knowledgeable professional services staff provides services, support and training to deliver advanced solutions to our customers that are designed to improve the consumer experience, increase adoption of data services and create differentiation for our customers.

Openwave was incorporated in 1994 as a Delaware corporation, and we completed our initial public offering in June 1999. Our principal executive offices are located at 2100 Seaport Boulevard, Redwood City, CA 94063. Our telephone number is (650) 480-8000. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to the Securities Exchange Act of 1934, as amended, are available free of charge through our website at www.openwave.com, as soon as reasonably practicable after we file or furnish such material with the SEC. Information contained on our website is not incorporated by reference to this prospectus.

RISK FACTORS

You should carefully consider the following risks, as well as the other information contained in, or incorporated by reference to, this prospectus and any other document to which we refer you in this prospectus before investing in our securities. If any of the following risks actually occurs, our business could be harmed and you could lose a portion or all of your investment.

Risks Related to Our Business

We have a history of losses, and we may not be able to achieve or maintain consistent profitability.

Our prospects must be considered in light of the risks, expenses, delays and difficulties frequently encountered by companies engaged in rapidly evolving technology markets like ours. Except for the third and fourth quarters of calendar year 2004, we incurred losses in each quarter since our inception, and, during the fiscal years ended June 30, 2005 and 2004, incurred losses of approximately $62.1 million and $29.9 million, respectively. As of September 30, 2005, we had an accumulated deficit of approximately $2.6 billion, which includes approximately $2.0 billion of goodwill impairment and amortization. We currently have negative cash flows and expect to continue to spend significant amounts to develop, enhance or acquire products, services and technologies and to enhance sales and operational capabilities. We may not achieve or be able to maintain consistent profitability.

Our business faces a number of challenges including:

•	our ability to upgrade, develop and maintain our products and effectively respond to the rapid technology changes in wireless and broadband communications;

•	our ability to anticipate and respond to the announcement or introduction of new or enhanced products or services by our competitors;

•	the rate of growth, if any, in end-user mobile data usage, purchases of data-enabled mobile phones, use of our products, and the growth of wireless data networks generally;

•	the volume of sales of our products and services by our strategic partners, distribution partners and resellers; and

•	general economic market conditions and their effect on our operations and the operations of our customers.

As a result of the foregoing risks and others, our business strategy may not be successful, and we may not adequately address these challenges to achieve or maintain consistent profitability.

We rely upon a small number of customers for a significant portion of our revenues and the failure to retain and expand our relationships with these customers would adversely affect our business.

Our customer base consists of a limited number of large communications service providers and mobile handset manufacturers, which makes us significantly dependent on their plans and the success of their products. Our success, in turn, depends in large part on our continued ability to introduce reliable and robust products that meet the demanding needs of these customers and their willingness to launch, maintain and market commercial services utilizing our products. Moreover, consolidation among these service providers further limits the existing and potential pool of customers for us. In this regard, revenue recognized from arrangements with Sprint-Nextel accounted for approximately 24% of our total revenues during the three months ended September 30, 2005. By virtue of their size and the significant portion of our revenue that we derive from a select group of customers, these customers are able to exert significant influence in the negotiation of our commercial arrangements and the conduct of our business with them. If we are unable to retain and expand our business with key customers on favorable terms, our business and operating results will be adversely affected.

Our operating results are subject to significant fluctuations, and this may cause our stock price to decline in future periods.

Our operating results have fluctuated in the past and may do so in the future. Our revenue, particularly our licensing revenue, is difficult to forecast and is likely to fluctuate from quarter to quarter. Factors that may lead to significant fluctuation in our operating results include, but are not limited to:

•	delays in or cancellation of orders from key customers;

•	the introduction of new products or services, or changes in pricing policies by us or our competitors;

•	delays in development, launch, market acceptance or implementation by our customers of our products and services;

•	changes in demand and purchasing patterns of our customers for our products;

•	restructuring or impairment charges we may take; and

•	potential slowdowns or quality deficiencies in the introduction of new telecommunication networks, technologies or handsets for which our solutions are designed.

In particular, our customers often defer execution of our agreements until the last week of the quarter if they elect to purchase our products. As a result, our visibility into our revenue recognition for future periods is limited. Accordingly, we may not recognize revenue as anticipated during a given quarter when customers defer orders or ultimately elect not to purchase our products.

Our operating results could also be affected by general industry factors, including a slowdown in capital spending or growth in the telecommunications industry, either temporary or otherwise, disputes or litigation with other parties, and general political and economic factors, including an economic slowdown or recession, acts of terrorism or war, and health crises or disease outbreaks.

In addition, our operating results could be impacted by the amount and timing of operating costs and capital expenditures relating to our business and our ability to accurately estimate and control costs. Most of our expenses, such as compensation for current employees and lease payments for facilities and equipment, are largely fixed. In addition, our expense levels are based, in part, on our expectations regarding future revenues. As a result, any shortfall in revenues relative to our expectations could cause significant changes in our operating results from period to period. In this regard, our bookings may not be indicative of trends in our business generally or revenue that will be recognized in current or subsequent periods. Due to the foregoing factors, we believe period-to-period comparisons of our historical operating results may be of limited use. In any event, we may be unable to meet our internal projections or the projections of securities analysts and investors. If we are unable to do so, we expect that, as in the past, the trading price of our stock may fall dramatically.

Our market is highly competitive and our inability to compete successfully could adversely affect our operating results.

The market for our products and services is highly competitive. Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we have. Their resources have enabled them to aggressively price, finance and bundle their product offerings to attempt to gain market adoption or to increase market share. If our competitors offer deep discounts on certain products in an effort to gain market share or to sell other products or services, we may then need to lower the prices of our products and services, change our pricing models, or offer other favorable terms in order to compete successfully, which would likely reduce our margins and adversely affect operating results.

We expect that we will continue to compete primarily on the basis of quality, breadth of product and service offerings, functionality, price, strength of customer relationships and time to market. Our current and potential competitors include the following:

•	wireless equipment manufacturers, such as Ericsson, Nokia, Nortel and Lucent;

•	wireless messaging software providers, such as Comverse, Ericsson, and LogicaCMG;

•	software providers, such as 7.24 Solutions, Critical Path, Intrado, and Verisign;

•	service providers, such as E-Commerce Solutions;

•	client solutions providers, such as Access, Qualcomm, Symbian, and Teleca;

•	computer system companies, such as Microsoft and Sun;

•	providers of Internet software applications and content, electronic messaging applications and personal information management software solutions; and

•	antispam and antivirus providers, such as Ironport.

Nokia also competes directly with us by offering WAP servers, client software and messaging (offering end-to-end solutions based on its proprietary smart messaging protocol and on MMS) to communications service providers. Nokia markets its WAP servers to corporate customers and content providers, which if successful, could undermine the need of communications service providers to maintain their own WAP gateways (since these WAP servers access applications and services directly rather than through WAP gateways).

Qualcomm’s end-to-end proprietary system called “BREW”™ does not use our technology and offers wireless handset manufacturers an alternative method for installing applications. Qualcomm’s strong market position in CDMA with its chipsets technology provides them with a position to build the BREW system with CDMA operators. If Qualcomm’s BREW system is widely adopted, it could undermine the need for wireless device manufacturers to install our client software and reduce our ability to sell gateways and wireless applications to communications service providers.

Furthermore, the proliferation and evolution of operating system software in smart phones, a market segment backed by companies with resources greater than ours, such as Microsoft and Nokia, may threaten the market position of our client software offerings, as such software becomes more competitive in price.

In addition, Internet search and content providers recently have launched data services offerings directed at wireless end users. These services may compete directly with services offered by our traditional customer base. As well, in the future Internet search and content providers could directly compete with us by launching wireless data services.

Our sales cycles are long, subjecting us to the loss or deferral of anticipated orders and related revenue.

Our sales cycle is long, often between six months and twelve months, and unpredictable due to the lengthy evaluation and customer approval process for our products, including internal reviews and capital expenditure approvals. Moreover, the evolving nature of the market for data services via mobile phones may lead prospective customers to postpone their purchasing decisions pending resolution of standards or adoption of technology by others.

Because we depend substantially on the international sales, any decrease in international sales would adversely affect our operating results.

International sales accounted for approximately 56% and 58% of our total revenues for the three months ended September 30, 2005 and 2004, respectively. Risks inherent in conducting business internationally include:

•	failure by us and/or third-parties to develop localized content and applications that are used with our products;

•	fluctuations in currency exchange rates and any imposition of currency exchange controls;

•	differing technology standards and pace of adoption;

•	export restrictions on encryption and other technologies; and

•	difficulties in collecting accounts receivable and longer collection periods.

While we attempt to hedge our currency risk, we may be unable to do so effectively. In addition, international sales could decline due to unexpected changes in regulatory requirements applicable to the Internet or our business, or differences in foreign laws and regulations, including foreign tax, intellectual property, labor and contract law. Any of these factors could harm our international operations and, consequently, our operating results.

We may be unable to integrate acquisitions of other businesses and technologies successfully or to achieve the expected benefits of such acquisitions.

We have acquired a number of businesses and technologies in the past and expect to continue to evaluate and consider potential strategic transactions, including acquisitions and dispositions of businesses, technologies, services, products and other assets. These transactions entail risks that may be material to our business and results of operations. For example, the limited historical revenue and operating history of Musiwave subjects us to significant risk that we will be unable to integrate the business and to realize the anticipated benefits in a timely basis or at all.

In any event, the process of integrating any acquired business may create difficulties, including:

•	significant delay or the inability to realize the anticipated benefits from such transactions, including projected revenue, synergies or other operating results and to effect product integration, development and marketing;

•	diversion of management’s attention from other business concerns;

•	declining employee morale and retention issues from either our pre-existing or acquired businesses;

•	the need to integrate each company’s accounting and other administrative systems to permit effective management;

•	the impact of any negative customer relationships acquired;

•	the need to implement necessary controls, procedures and policies at private companies which, prior to acquisition, lacked such controls, procedures and policies;

•	the need to write-down the goodwill of any such transaction in subsequent periods; and

•	significant transaction fees and expenses, including expenses for transactions that may not be consummated.

Foreign acquisitions, including our pending acquisition of Musiwave, involve special risks, including those related to integration of operations across different cultures, languages, and legal systems, currency risks, and the particular economic, political, and regulatory risks associated with specific countries. In any event, as a result of future acquisitions, we might need to issue additional equity securities, spend our cash, or incur debt or assume significant liabilities, any of which could adversely affect our business and results of operations.

Our customer contracts lack uniformity and often are particularly complex, which subjects us to business and other risks.

Our customers are typically large communications service providers and handset manufacturers. Their substantial purchasing power and negotiating leverage limits our ability to negotiate uniform business terms. As a result, we typically negotiate contracts on an individual customer-by-customer basis and are sometimes required to accept contract terms not favorable to us, including indemnity, refund, penalty or other terms that expose us to significant risk. In addition, we may be asked to accommodate requests that are beyond the express terms of our agreements in order to maintain our relationships with our customers. The lack of uniformity and the complexity of the terms of these contracts creates difficulty with respect to ensuring timely and accurate accounting and billing under these contracts. Because of this complexity and the limitations of automated accounting software, our invoices often must be prepared manually, which sometimes leads to delays or errors that generally must be corrected before invoices can be paid by our customers and which can lead to delays in processing or collecting payments. Any delay in processing or collecting payments could adversely affect our business. Additionally, if we are unable to effectively negotiate, enforce and accurately or timely account and bill for contracts with our key customers, our business and operating results may be adversely affected.

We may not be successful in obtaining complete license usage reports from our customers on a timely basis, which could impact our reported results.

Although our customers generally are contractually obligated to provide license usage reports, at times we are unable to obtain such reports in a timely manner, if at all, or the reports provided may not accurately reflect actual usage. If license usage reports are not received in a timely manner, we estimate the revenue based on historical reporting trends, if reasonably possible. Because estimates require judgments based upon late or incomplete, and therefore inherently imperfect, information, the timing or amount of revenue we recognize may vary significantly from actual or expected customer usage and could impact our reported results.

We rely on estimates to determine arrangement fee revenue recognition for a particular reporting period. If our estimates change, future expected revenues could adversely change.

We apply the percentage-of-completion method to recognize revenue for certain fixed fee solutions-based arrangements. Applying the percentage-of-completion method, we estimate progress on our professional services projects, which determines license and professional service revenues for a particular period. If, in a particular period, our estimates to project completion change and we estimate project overruns, revenue recognition for such projects in the period may be less than expected or even negative, which could cause us to fail to realize anticipated operating results in a given period. Additionally, a portion of the payments under some of our professional services arrangements are based on customer acceptance of deliverables. If a customer fails to accept the applicable deliverable, we may not be able to recognize the related revenue or receive payment for work that we have already completed, which could adversely affect our business and operating results.

Our technology depends on the adoption of open standards, which also makes us more vulnerable to competition.

Our products are integrated with communications service providers’ systems and mobile phones through the use of open standards. If we are unable to continue to integrate our platform products with third-party technologies because they do not adopt open standards or otherwise, our business will suffer. In addition, large wireless operators sometimes create detailed service specifications and requirements, such as Vodafone Live or DoCoMo iMode, and such operators are not required to share those specifications with us. Failure or delay in the creation of open, global specifications could have an adverse effect on the mobile data market in general and, consequently, our business and operating results. Conversely, the widespread adoption of open industry standards also may make it easier for new market entrants and existing competitors to introduce products that compete with our software products, which could adversely affect our business and operating results.

Our industry changes rapidly as a result of technological and product developments, which may quickly render our products and services less desirable or even obsolete.

The industry in which we operate is subject to rapid technological change. The introduction of new technologies in the market, including the delay in the adoption of these technologies, as well as new alternatives for the delivery of products and services will continue to have a profound effect on competitive conditions in our market. We may not be able to develop and introduce new products, services and enhancements that respond to technological changes or evolving industry standards on a timely basis.

For example, our business depends upon the mass adoption of mobile phones for delivery of data services. Competing products, such as portable computers, PDAs, and smart phones currently exist for mobile data delivery. If mobile phones are not widely adopted for delivery of data services or if end-users do not adopt mobile phones containing our browser or other client software, our customers may choose not to widely deploy, maintain or market offerings based on our products, which would adversely affect our business and operating results.

More generally, while in the past we have primarily provided specific component sales, in the future we intend to provide more integrated and comprehensive software solution for our carrier customers. We also intend to develop and license new products and to enter into new product markets. We may be unable to develop and license new products in accordance with our expectations or at all, our new products may not be adopted by the primary carriers, or we may be unable to succeed in new product markets which, in either case, would have a material adverse affect on our business and operating results.

Our communications service provider customers face implementation and support challenges in introducing Internet-based services, which may slow their rate of adoption or implementation of the services our products enable.

Historically, communications service providers have been relatively slow to implement new, complex services such as data services. In addition, communications service providers may encounter greater customer demands to support Internet-based services than they do for their traditional voice services. We have limited or no control over the pace at which communications service providers implement these new Internet-based services. The failure of communications service providers to introduce and support Internet-based services utilizing our products in a timely and effective manner could have a material adverse effect on our business and operating results.

Our business depends on continued investment and improvement in communications networks.

Many of our customers and other communications service providers continue to make major investments in next generation networks that are intended to support more complex applications and to provide end users with a more satisfying user experience. If communications service providers delay their deployment of networks or fail to roll out such networks successfully, there could be less demand for our products and services, which would adversely affect our business and operating results.

In addition, the communications industry has experienced significant fluctuations in capital expenditure. Although the capital spending environment may have improved recently, we have experienced significant revenue declines from historical peaks as a result of spending contraction in our industry. If capital spending and technology purchasing by communications service providers does not continue to improve or declines, our revenue would likely decline substantially.

We may not be successful in forming or maintaining strategic alliances with other companies, which could adversely affect our product offerings and sales.

Our business depends in part on forming or maintaining strategic alliances with other companies. We may not be able to form the alliances necessary to ensure that our products are compatible with third-party products, to enable us to license our software to potential new customers and into potential new markets, and to enable us to continue to enter into new license agreements with our existing customers. We may be unable to maintain existing relationships with other companies, to identify the best alliances for our business or enter into new alliances with other companies on acceptable terms or at all. If we cannot form and maintain significant strategic alliances with other companies as our target markets and technology evolves, the sales opportunities for our products could deteriorate, which would have a material adverse effect on our business and operating results.

Our restructuring of operations may not achieve the results we expect and may adversely affect our business.

In October 2001, September 2002, June 2003 and August 2005, we initiated plans to streamline operations and reduce expenses, which included cuts in discretionary spending, reductions in capital expenditures, reductions in the work force and consolidation of certain office locations, as well as other steps to reduce expenses. In connection with the restructurings, we were required to make certain product and product development tradeoffs with limited information regarding the future demand for our various products. Following these restructurings, we may not have elected to pursue the correct product offerings to take advantage of future market opportunities. Furthermore, the implementation of our restructuring plans has placed, and may continue to place, a significant strain on our managerial, operational, financial, employee and other resources. Additionally, the restructurings may negatively affect our employee turnover as well as recruitment and retention of key employees. These employee reductions could impair our marketing, sales and customer support efforts or alter our product development plans. If we experience difficulties in carrying out the restructuring plans, our expenses could increase more quickly than we expect. If we find that our planned restructurings do not achieve our objectives, it may be necessary to implement further reduction of our expenses, to perform additional reductions in our headcount, or to undertake additional restructurings of our business. In addition, our restructuring may not result in anticipated cost-savings, which could harm our business and operating results.

Our software products may contain defects or errors, which could result in rejection of our products, delays in shipment of our products, damage to our reputation, product liability and lost revenues.

The software we develop and the associated professional services we offer are complex and must meet the stringent technical requirements of our customers. We must develop our products quickly to keep pace with the rapidly changing Internet software and telecommunications markets. Software products and services as complex as ours are likely to contain undetected errors or defects, especially when first introduced or when new versions are released. We have in the past experienced delays in releasing some versions of our products until software problems were corrected. In addition, some of our customer contracts provide for a period during which our products and services are subject to acceptance testing. Failure to achieve acceptance could result in a delay in, or inability to, receive payment. Our products may not be free from errors or defects after commercial shipments have begun, which could result in the rejection of our products and damage to our reputation, as well as lost revenues, diverted development resources and increased service and warranty costs, any of which could harm our business.

We depend on recruiting and retaining key management and technical personnel with telecommunications and Internet software experience which are integral in developing, marketing and selling our products.

Because of the technical nature of our products and the dynamic market in which we compete, our performance depends on attracting and retaining key management and other employees. In particular, our future success depends in part on the continued services of many of our current employees including key executives and key engineers and other technical employees. Competition for qualified personnel in the telecommunications, Internet software and Internet messaging industries is significant. We believe that there are only a limited number of persons with the requisite skills to serve in many of our key positions, and it is difficult to hire and retain these persons. Furthermore, it may become more difficult to hire and retain key employees as a result of our past restructurings, any future restructurings, and as a result of our past stock performance. Competitors and others have in the past, and may in the future, attempt to recruit our employees.

Our intellectual property could be misappropriated, which could force us to become involved in expensive and time-consuming litigation.

Our ability to compete and continue to provide technological innovation is substantially dependent upon internally-developed technology. We rely on a combination of patent, copyright, and trade secret laws to protect our intellectual property or proprietary rights in such technology, although we believe that other factors such as the technological and creative skills of our personnel, new product developments, frequent product and feature enhancements and reliable product support and maintenance are more essential to maintaining a technology leadership position. We also rely on trademark law to protect the value of our corporate brand and reputation.

Despite our efforts to protect our intellectual property and proprietary rights, unauthorized parties may copy or otherwise obtain and use our products, technology or trademarks. Effectively policing our intellectual property is time consuming and costly, and the steps taken by us may not prevent infringement of our intellectual property or proprietary rights in our products, technology and trademarks, particularly in foreign countries where in many instances the local laws or legal systems do not offer the same level of protection as in the United States.

Our products may infringe the intellectual property rights of others, subjecting us to claims for infringement, payment of license royalties, or other damages.

Our products may be alleged to infringe the intellectual property rights of others, subjecting us to claims for infringement, payment of license royalties, or other remedies. As the number of our products and services increases and their features and content continue to expand, we may increasingly become subject to infringement and other intellectual property claims by third parties. From time to time, we and our customers have received and may receive in the future, offers to license or claims alleging infringement of intellectual property rights, or may become aware of certain third party patents that may relate to our products. For example, a number of parties have asserted to standards bodies such as OMA that they own intellectual property rights which may be essential for the implementation of specifications developed by those standard bodies. A number of our products are designed to conform to OMA specifications or those of other standards bodies, and have been, and may in the future be, subject to offers to license or claims of infringement on that basis by individuals, intellectual property licensing entities and other companies, including companies in the telecommunications field with greater financial resources and larger intellectual property portfolios than our own.

Additionally, our customer agreements require that we indemnify our customers for infringement of our intellectual property embedded in their products. In the past we have elected, and in the future we may elect to take a license or otherwise settle claims of infringement at the request of our customers or otherwise. Any litigation regarding patents or other intellectual property could be costly and time consuming and could divert our management and key personnel from our business operations. The complexity of the technology involved, and the number of parties holding intellectual property within the wireless industry, increases the risks associated with intellectual property litigation. Moreover, patent litigation has increased due to the increased number of cases asserted by intellectual property licensing entities as well as increasing competition and overlap of product functionality in our markets. Royalty or licensing arrangements, if required, may not be available on terms acceptable to us, if at all. Any infringement claim successfully asserted against us or against a customer for which we have an obligation to defend could result in costly litigation as well as the payment of substantial damages or even an injunction.

We may be unable to effectively manage future growth, if any, that we may achieve.

As a result of our efforts to control costs through restructurings and otherwise, our ability to effectively manage and control any future growth we may achieve may be limited. To manage any growth, our management must continue to improve our operational, information and financial systems, procedures and controls and expand, train, retain and manage our employees. If our systems, procedures and controls are inadequate to support our operations, any expansion could decrease or stop, and investors may lose confidence in our operations or financial results. If we are unable to manage growth effectively, our business and operating results could be adversely affected, and any failure to develop and maintain adequate internal controls could cause the trading price of our shares to decline substantially.

The security provided by our products could be breached, in which case our reputation, business, financial condition and operating results could suffer.

A fundamental requirement for online communications is the secure transmission of confidential information over the Internet. Third-parties may attempt to breach the security provided by our products, or the security of our customers’ internal systems. If they are successful, they could obtain confidential information about our customers’ end users, including their passwords, financial account information, credit card numbers or other personal information. Our customers or their end users may file suits against us for any breach in security, which could result in costly litigation or harm our reputation. The perception of security risks, whether or not valid, could inhibit market acceptance of our products. Despite our implementation of security measures, our software is vulnerable to computer viruses, electronic break-ins, intentional overloading of servers and other sabotage, and similar disruptions, which could lead to interruptions, delays, or loss of data. The occurrence or perception of security breaches could harm our business, financial condition and operating results.

We issued $150 million of convertible subordinated notes due September 2008, which we may not be able to repay in cash upon a change of control or at maturity and which could result in dilution of our earnings per share.

In September 2003, we issued $150 million of 2 3/4% convertible subordinated notes due September 9, 2008. The notes are convertible into shares of our common stock at the option of the holder at any time on or prior to the business day prior to maturity. The notes are currently convertible at a conversion price of $18.396 per share. In addition, each holder may require us to purchase all or a portion of such holder’s notes upon the occurrence of specified change in control events. We may not have enough cash or cash resources to repay the notes in cash on a change of control or at maturity. In any event, the repurchase of our notes with shares of our common stock or the conversion of the notes into shares of our common stock may result in dilution of our earnings per share.

Provisions of our corporate documents may have anti-takeover effects that could prevent a change in control.

Provisions of our charter, bylaws, stockholder rights plan and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include authorizing the issuance of preferred stock without stockholder approval, prohibiting cumulative voting in the election of directors, prohibiting the stockholders from calling stockholders meetings, and prohibiting stockholder actions by written consent, among others. These provisions may have the effect of delaying or preventing changes in control or management.

Risks Related to Our Securities

Our stock price may be volatile, exposing us to expensive and time-consuming securities class action litigation.

The stock market in general, and the stock prices of companies in our industry in particular, have experienced extreme volatility, which has often been unrelated to the operating performance of any particular company or companies. If market or industry-based fluctuations continue, our stock price could decline below current levels regardless of our actual operating performance. Therefore, if a large number of shares of our stock are sold in a short period of time, our stock price may decline. In the past, securities class action litigation has sometimes been brought against companies following periods of volatility in their stock prices. We have in the past and may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert our management’s time and resources, which could harm our business and operating results.

Future sales of our common stock may affect their market price, and the future exercise of options and warrants will result in immediate and substantial dilution.

We cannot predict what effect, if any, future sales of our common stock, or the availability of common stock for future sale, will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market by management or us, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common stock at a time and price which you deem appropriate.

The issuance of preferred stock could adversely affect the rights of holders of our common stock.

We are authorized, subject to limitations imposed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of such series then outstanding, without any further vote or action by the stockholders. Our board may authorize the issuance of preferred stock with voting, conversion or liquidation rights that could adversely affect the rights of the holders of our common stock and could also adversely affect the market price of our common stock.

We may issue debt securities that could limit our operating flexibility and negatively affect the value of our common stock.

In the future, we may issue debt securities governed by an indenture or other instrument containing covenants that could place restrictions on the operation of our business and the execution of our business strategy. Debt securities may also be rated by rating agencies, and in obtaining a rating for such securities we may be required to abide by operating and investment guidelines that could place further restrictions on our operational flexibility.

In addition, we may choose to issue debt that is convertible or exchangeable for other securities, including our common stock, or that has rights, preferences and privileges senior to our common stock. Because any decision to issue debt securities will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future debt financings and we may be required to accept unfavorable terms for any such financings. Accordingly, any future issuance of debt could dilute the interest of holders of our common stock and reduce the value of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based upon the expectations and beliefs of our management and are subject to certain risks and uncertainties, including economic and market variables. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “would,” “could,” “may” and similar expressions identify such forward-looking statements. Forward-looking statements include, among other things, statements regarding:

•	our ability to attract and retain customers;

•	our ability to develop and to obtain and expand market acceptance for our products and services;

•	information and expectations concerning our future financial performance, including the rate of growth, if any, in demand for our products and services or mobile data usage by subscribers;

•	estimates by analysts and us of market opportunity, growth or size;

•	general economic conditions and trends in our markets and markets in which we expect to compete, and their effect on our operations and the operations of our customers;

•	our anticipated business strategies, projected plans, milestones and objectives;

•	anticipated cost savings from restructurings;

•	our acquisition of Musiwave, including anticipated revenue from the acquisition, combined operating results or our ability to successfully complete the acquisition;

•	our estimates with respect to future operating results, including, without limitation, earnings, cash flow and revenue; and

•	any statements of assumptions underlying the foregoing.

These forward-looking statements are only predictions, not historical facts and are subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. These risks and uncertainties include the limited number of potential customers, highly competitive market for our products and services, technological changes and developments, potential delays in software development and technical difficulties that may be encountered in the development or use of our software, patent litigation and the other risks discussed in the documents we have incorporated by reference or in this prospectus under the subheading “Risk Factors.” The occurrence of the events described under the subheading “Risk Factors” could harm our business, results of operations and financial condition. These forward-looking statements are made as of the date of this prospectus and we undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review these risk factors and other cautionary statements made in this prospectus and any subsequently filed reports.

DILUTION

If we offer our common stock, your interest would be diluted to the extent of the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock after such offering. Our net tangible book value per share as of September 30, 2005 is $1.38. We calculate net tangible book value per share by dividing net tangible book value, which equals total tangible assets less total liabilities, by the number of outstanding shares of our common stock as of September 30, 2005.

At the assumed public offering price of $16.61 per share, our as adjusted net tangible book value at September 30, 2005 would have been $3.93 per share. This represents an immediate increase in the net tangible book value per share of $2.55 per share to existing stockholders and an immediate dilution of $12.68 per share to new investors purchasing shares of common stock in the offering.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$16.61

Net tangible book value per share as of September 30, 2005	$1.38

Increase per share attributable to new investors	$2.55

As adjusted net tangible book value per share after the offering		$3.93

Dilution per share to new investors		$12.68

The foregoing discussion and table assume no exercise or conversion of the following options and convertible debt outstanding as of November 1, 2005:

•	4,667,579 shares issuable upon exercise of outstanding options with a weighted average exercise price of approximately $11.48 per share;

•	2,395,436 shares reserved for future issuance under our stock option plans;

•	8,153,947 shares issuable upon the conversion of outstanding debt; and

•	2,340,000 shares that may be sold by us if the underwriters exercise their overallotment option in full.

To the extent that outstanding options or convertible debt are exercised or converted, there may be further dilution to new investors.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. In addition, we may use a portion of any net proceeds from the securities offered by us to acquire complementary products, technologies or businesses. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is as follows (in thousands):

	Three months ended September 30, 2005		Year ended June 30,
			2005		2004		2003		2002		2001
					(unaudited)
Ratio of earnings to fixed charges(1)	—	(2)	—	(2)	—	(2)	—	(2)	—	(2)	—	(2)

(1)	For purposes of calculating this ratio, “earnings” consist of income (loss) before income taxes. Fixed charges consist of interest expense and the component of lease expense believed by management to be representative of the interest factor thereon.
(2)	Earnings were inadequate to cover fixed charges by $3.8 million for the three months ended September 30, 2005, and $42.3 million, $11.0 million, $199.2 million, $1.2 billion and $669.6 million for the fiscal years ended June 30, 2005, 2004, 2003, 2002 and 2001, respectively.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus has been passed upon for us by our counsel, Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements of Openwave Systems Inc. and subsidiaries as of June 30, 2005 and 2004, and for each of the years in the three-year period ended June 30, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the consolidated financial statements refers to the registrant’s adoption of the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede information included or previously incorporated by reference in this prospectus from the date we file the document containing such information. Except to the extent furnished and not filed with the SEC, we incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. The documents we incorporate by reference into this prospectus are:

(a) Our Annual Report on Form 10-K for the fiscal year ended June 30, 2005, including portions of our Proxy Statement for our 2005 Annual Meeting of Stockholders to the extent specifically incorporated by reference therein;

(b) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005;

(c) Our Current Reports on Form 8-K filed on July 18, 2005, August 4, 2005, September 12, 2005, September 29, 2005, October 12, 2005 and October 19, 2005;

(d) Our Current Reports on Form 8-K/A filed on August 5, 2005 and November 14, 2005; and

(e) Our Registration Statements on Form 8-A filed on April 1, 1999, Form 8-A filed on August 17, 2000, and Form 8-A/A filed on December 8, 2003.

These reports contain important information about us. All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by Commission Rules, from the date of this prospectus until the completion of the offering in the relevant prospectus supplement to which this prospectus relates or this offering is terminated, shall also be deemed to be incorporated herein by reference and will automatically update and supersede information included or previously incorporated by reference in this prospectus.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings (excluding exhibits, unless specifically incorporated by reference), at no cost, by writing or calling us at the following address or telephone number:

Investor Relations

Openwave Systems Inc.

2100 Seaport Boulevard

Redwood City, California 94063

Tel: +1 650 480 6763

Fax: +1 650 480 4295

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. We therefore file periodic reports, current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operations of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically.

Our Internet address is www.openwave.com. We make available, free of charge, through our Internet website copies of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and amendments to those reports, if any, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. Information contained on our website is not incorporated by reference to this report.

We have filed a registration statement on Form S-3 regarding this offering with the SEC under the Securities Act of 1933. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement, certain items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. You should refer to the registration statement and its exhibits to read that information. Statements made in this prospectus as to the content of any contract, agreement or other document are not necessarily complete and you should refer to the contracts, agreements and other documents attached exhibits to the registration statement for a more complete description of the agreements, contracts and other documents.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we filed with the SEC. Under this shelf process, we may sell common stock, preferred stock, debt securities and warrants for equity securities from time to time in one or more offerings. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any information incorporated by reference herein, on the one hand, and the information contained in any applicable prospectus supplement and any information incorporated by reference therein, on the other hand, you should rely on the information in the applicable prospectus supplement or incorporated by reference therein. You should read both this prospectus and any prospectus supplement together with additional information described below under the headings “Incorporation of Certain Information By Reference” and “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and the information to which we have referred you. We have not authorized any other person to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate as of the date of this document.

Openwave and the Openwave logo are registered trademarks of Openwave Systems Inc. All other brand names and trademarks appearing in this prospectus supplement or the accompanying prospectus are the property of their respective holders.

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the registrant in connection with the offerings described in this registration statement. In addition to the costs and expenses set forth below, the registrant will pay any selling commissions and brokerage fees and any applicable taxes, fees and disbursements with respect to securities registered hereby sold by the registrant. All of the amounts shown are estimates.

SEC registration fee	$31,993*
Nasdaq National Market listing fee	$45,000
Legal fees and expenses	$350,000
Accounting fees and expenses	$225,000
Financial printers fees and expenses	$100,000
Miscellaneous expenses	$48,007

Total	$800,000

*	The registrant is deferring payment of the registration fee in reliance on Rule 456(b) and Rule 457(r) under the Securities Act, except for $31,993 with respect to $299,000,000 proposed maximum aggregate offering price of common stock which may be offered pursuant to the preliminary prospectus supplement filed on the date hereof and any amendment or supplement thereto.

Item 15. Indemnification of Directors and Officers

Our charter includes provisions that eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to Openwave or its stockholders;

•	for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives an improper personal benefit.

Our charter and bylaws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Openwave under the foregoing provisions, or otherwise. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 for directors, officers or controlling persons is against public policy as expressed in the Securities Act and in such an event would be unenforceable.

We have entered into agreements to indemnify our directors and officers in addition to the indemnification provided for in our charter and bylaws. These agreements, among other things, provide for indemnification of our directors and officers for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a director or officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified people as directors and officers.

Item 16. Exhibits

Exhibit Number	Description of Exhibit
1.1	Form of Equity Underwriting Agreement.*

1.2	Form of Debt Underwriting Agreement.*

3.1	Restated Certificate of Incorporation of Openwave, (filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q filed November 13, 2001).

3.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Openwave (filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q filed November 14, 2003).

3.3	Amended and Restated Bylaws of Openwave (filed as Exhibit 3.1 to our Current Report on Form 8-K filed July 18, 2005).

4.1	Form of Common Stock Certificate (filed as Exhibit 4.1 to our Annual Report on Form 10-K filed August 28, 2003).

4.2	Rights Agreement by and between Openwave and U.S. Stock Transfer Corporation, as Rights Agent, dated August 8, 2000, including the form of Certificate of Designation, Preferences and Rights as Exhibit A, the form of Rights Certificates as Exhibit B, and the Summary of Rights as Exhibit C (filed as Exhibit 1 to our Registration Statement on Form 8-A (12)(B) filed August 17, 2000).

4.3	Form of Certificate of Designation for the Preferred Stock (together with preferred stock certificate).*

4.4	Form of Senior Indenture.

4.5	Form of Subordinated Indenture.

4.6	Form of Senior Note (included in Exhibit 4.4).

4.7	Form of Subordinated Note (included in Exhibit 4.5).

4.8	Form of Warrant Agreement (together with form of Warrant Certificate).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

12.1	Statement Re: Computation of Earnings to Fixed Charges.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page herein).

25.1	Form T-1 Statement of Eligibility of Trustee for Senior Indenture, Subordinated Indenture and Warrants under Trust Indenture Act of 1939.

*	To be filed by amendment, or documents filed pursuant to the Securities Exchange Act of 1934, as amended, that are incorporated or deemed incorporated by reference into the prospectus.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that,

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue

(j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Openwave Systems Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City in the state of California, on November 30, 2005.

OPENWAVE SYSTEMS INC.

By:	/S/ DAVID PETERSCHMIDT
Name:	David Peterschmidt
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harold (Hal) Covert, Gregory Wrenn and Douglas Solomon, and each of them individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign this Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in an about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, as of November 30, 2005.

Signature	Title

/S/ DAVID PETERSCHMIDT David Peterschmidt	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ HAROLD COVERT Harold (Hal) Covert	Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)

/S/ BERNARD PUCKETT Bernard Puckett	Chairman of the Board

/S/ KEN DENMAN Ken Denman	Director

/S/ BO HEDFORS Bo Hedfors	Director

/S/ JERRY HELD Jerry Held	Director

/S/ MASOOD JABBAR Masood Jabbar	Director

Index to the Exhibits

Exhibit Number	Description of Exhibit
1.1	Form of Equity Underwriting Agreement.*

1.2	Form of Debt Underwriting Agreement.*

3.1	Restated Certificate of Incorporation of Openwave (filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q filed November 13, 2001).

3.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Openwave, (filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q filed November 14, 2003).

3.3	Amended and Restated Bylaws of Openwave (filed as Exhibit 3.1 to our Current Report on Form 8-K filed July 18, 2005).

4.1	Form of Common Stock Certificate (filed as Exhibit 4.1 to our Annual Report on Form 10-K filed August 28, 2003).

4.2	Rights Agreement by and between Openwave and U.S. Stock Transfer Corporation, as Rights Agent, dated August 8, 2000, including the form of Certificate of Designation, Preferences and Rights as Exhibit A, the form of Rights Certificates as Exhibit B, and the Summary of Rights as Exhibit C (filed as Exhibit 1 to our Registration Statement on Form 8-A (12)(B) filed August 17, 2000).

4.3	Form of Certificate of Designation for the Preferred Stock (together with preferred stock certificate).*

4.4	Form of Senior Indenture.

4.5	Form of Subordinated Indenture.

4.6	Form of Senior Note (included in Exhibit 4.4).

4.7	Form of Subordinated Note (included in Exhibit 4.5).

4.8	Form of Warrant Agreement (together with form of Warrant Certificate).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

12.1	Statement Re: Computation of Earnings to Fixed Charges.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page herein).

25.1	Form T-1 Statement of Eligibility of Trustee for Senior Indenture, Subordinated Indenture and Warrants under Trust Indenture Act of 1939.

*	To be filed by amendment, or documents filed pursuant to the Securities Exchange Act of 1934, as amended, that are incorporated or deemed incorporated by reference into the prospectus.